UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☐

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

AirJoule Technologies Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT NO. 1 TO PROXY STATEMENT

For

ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 29, 2025

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Dear Stockholders:

This Supplement provides updated and amended information with respect to the Annual Meeting of Stockholders of AirJoule Technologies Corporation (“we” or the “Company”), to be held on May 29, 2025 (the “Annual Meeting”).

The information contained in this Supplement should be read in conjunction with the Notice of the 2025 Annual Meeting of Stockholders and the accompanying Proxy Statement (the “Proxy Statement”), each dated April 16, 2025, furnished in connection with the solicitation of proxies by the board of directors of the Company (the “Board”) for use at the Annual Meeting. There is no change to the record date to determine stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. Therefore, only holders at the close of business on April 8, 2025 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

Change in Company’s Certifying Accountant

On May 27, 2025, the Company filed a Current Report on Form 8-K (the “Form 8-K”) announcing that on May 20, 2025, the Audit Committee of the Board had dismissed BDO USA, P.C. (“BDO”) as the Company’s independent registered public accounting firm and appointed Deloitte & Touche LLP (“Deloitte”) as the Company’s new independent registered public accounting firm for the fiscal year ending December 31, 2025, subject to execution of an engagement letter following the completion of Deloitte’s customary client acceptance procedures, effective as of May 20, 2025.

As disclosed in the Form 8-K, BDO’s reports on the Company’s consolidated financial statements for each of the fiscal years ended December 31, 2024 and December 31, 2023 did not contain any adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During each of the fiscal years ended December 31, 2024 and December 31, 2023, and the subsequent interim period through May 20, 2025, the date of BDO’s dismissal, there were no “disagreements,” as that term is defined in Item 304(a)(1)(iv) of the Securities and Exchange Commission’s (the “SEC”) Regulation S-K (“Regulation S-K”), between the Company and BDO on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BDO, would have caused BDO to make reference to the subject matter of the disagreement in its reports on the Company’s consolidated financial statements for such years.

There were no “reportable events,” as that term is defined in Item 304(a)(1)(v) of Regulation S-K, during either of the fiscal years ended December 31, 2024 or December 31, 2023, and the subsequent interim period through the date of dismissal, except that the Company identified a material weakness in its internal control over financial reporting which pertains to internal controls over complex accounting issues, including the application of the reverse recapitalization accounting for the Company’s business combination and the variable interest entity accounting for the Company’s interest in AirJoule, LLC. As disclosed in Item 9A, Controls and Procedures, of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (the “2024 10-K”), the Company remediated this material weakness as of December 31, 2024 through the implementation of remediation steps that improved the Company’s disclosure controls and procedures and its internal control over financial reporting. Please refer to the disclosure contained in Item 9A, Controls and Procedures of the 2024 Form 10-K for additional information regarding such remediation. The Audit Committee discussed with BDO the reportable event described above, and the Company has authorized BDO to respond fully to the inquiries of Deloitte concerning this reportable event.

In accordance with Item 304(a)(3) of Regulation S-K, the Company provided BDO with a copy of the foregoing disclosures and requested that BDO provide a letter addressed to the SEC stating whether it agrees with such disclosures. A copy of BDO’s letter dated May 22, 2025 is filed as Exhibit 16.1 to the Form 8-K.

During each of the fiscal years ended December 31, 2024 and December 31, 2023, and the subsequent interim period through May 20, 2025, neither the Company nor anyone acting on its behalf has consulted with Deloitte regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report, nor oral advice, was provided to the Company that Deloitte concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue; (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K or a reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

Withdrawal of Proposal 2

As a result of the dismissal of BDO, the Company is withdrawing Proposal 2 from the meeting agenda of the Annual Meeting, which requests the stockholders of the Company ratify the appointment of BDO as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025. The Company does not intend to submit any other proposal for ratification with respect to the appointment of an independent registered public accounting firm at the Annual Meeting.

You should note the following:

•
The Company will not make available or distribute, and you do not need to sign, new proxy cards or submit new voting instructions solely as a result of the withdrawal of Proposal 2.
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Proxy cards or voting instructions already received with direction on Proposal 2 will not be voted on Proposal 2.
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Proxy cards or voting instructions received and providing direction on the remaining proposal to be considered at the Annual Meeting (Proposal 1) will remain valid and in effect, and will be voted as directed.
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If you have already submitted a proxy card or voting instructions, you do not need to resubmit proxies or voting instructions with different directions, unless you wish to change your previously cast votes on the remaining proposal.

This Supplement does not revise or update any other information set forth in the Proxy Statement and should be read in conjunction with the Proxy Statement. From and after the date of this Supplement, any references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby.

Your vote regarding the remaining agenda item is important. Please vote on the remaining proposal as described in the Notice of the 2025 Annual Meeting of Stockholders, the Proxy Statement and the proxy card accompanying the Proxy Statement, copies of which are available at https://www.cstproxy.com/airjouletech/2025.

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The date of this Supplement is May 27, 2025.